Exhibit 99.1

Tobira Therapeutics Reports Fourth Quarter 2015 Financial and Year-End Business Results

Cash Balance of $62.8 million

On Track to Report CENTAUR NASH Phase 2b Study Primary Endpoint in Third Quarter

Conference Call to be Held Today at 4:30 p.m. Eastern Time

SOUTH SAN FRANCISCO, Calif., March 3, 2016 /PRNewswire/ -- Tobira Therapeutics, Inc. (NASDAQ: TBRA), a biopharmaceutical company developing novel treatments for non-alcoholic steatohepatitis (NASH) and other serious immuno-inflammatory and fibrotic diseases, today reported business highlights and financial results for the three and 12 months ended December 31, 2015.

"We had an excellent finish to the year with the presentation of patient demographic data from our CENTAUR Phase 2b study, showing that the population enrolled in this study is at high risk of progression and therefore most likely to benefit from treatment," said Laurent Fischer, M.D., chief executive officer of Tobira. "Additionally we started 2016 with the expansion of the cenicriviroc platform into a new indication, primary sclerosing cholangitis, a rare liver disease with no currently approved treatment that leads to liver transplant or death within nine years of diagnosis. Our balance sheet remains strong, with funding into the second half of 2017, or one year past the primary endpoint of CENTAUR, which is expected in the third quarter of this year. This funds all current ongoing programs including Phase 3 enabling studies recently initiated."

Recent Progress

  Presented new fibrosis biomarker analysis with cenicriviroc (CVC) and CENTAUR baseline demographics at HepDART 2015.
    All patients enrolled had centrally confirmed NASH with liver fibrosis.
    74% of patients have NAFLD Activity Score (NAS) of greater than or equal to five.
    67% of CENTAUR population have moderate-to-severe fibrosis (F2-F3).
  Initiated PERSEUS, a Phase 2a proof-of-concept study to evaluate cenicriviroc for the treatment of primary sclerosing cholangitis (PSC).
  Completed enrollment in Phase 2a ORION study evaluating metabolic effects of CVC in obese adults with suspected non-alcoholic fatty liver disease.
  Initiated Phase 3 enabling pre-clinical and drug-drug interaction studies.

Upcoming Milestones

  Report ORION Phase 2a week 12 interim data in the second quarter of 2016.
  Initiate further combination studies with CVC in NASH in the first half of 2016.
  Report topline data from CENTAUR Phase 2b study in the third quarter of 2016.
  Phase 3 program initiation in 2017.
  PERSEUS interim analysis in 2017.

Fourth Quarter 2015 Financial Results

  Research and development expenses in the fourth quarter of 2015 were $6.3 million compared to $3.9 million in the fourth quarter of 2014. The increase is primarily associated with the costs of running the CENTAUR Phase 2b clinical study and the ORION Phase 2a study.
  General and administration expenses in the fourth quarter of 2015 were $2.8 million compared to $5.1 million in the fourth quarter of 2014. G&A expense in the fourth quarter of 2014 included $4.1 million related to initial public offering preparation and preparation for public reporting, which were expensed when Tobira entered into the Merger Agreement with Regado.
  Cash used in operations in the fourth quarter of 2015 was $6.1 million.
  Net loss for the fourth quarter of 2015 was $9.4 million, or $0.50 per share compared with a net loss of $10.4 million, or $25.81 per share for the same period in 2014.

2015 Twelve-Month Results

  Research and development expenses were $24.7 million in the twelve months ended December 31, 2015, compared to $12.2 million in the comparable period of 2014.
  General and administration expenses were $10.9 million in the twelve months ended December 31, 2015, compared to $7.8 million in the comparable period of 2014.
  Cash used in operations in the twelve months ended December 31, 2015 was $31.3 million.
  Net loss for the twelve months ended December 31, 2015 was $49.6 million, or $4.08 per share compared with a net loss of $24.1 million, or $59.72 per share for the same period in 2014.

Cash, Cash Equivalents & Restricted Cash
As of December 31, 2015, Tobira had cash, cash equivalents, and restricted cash of $62.8 million.

Conference Call Information
The company will host a conference call today to review Tobira's business highlights and financial results for the fourth quarter of 2015 beginning at 1:30 p.m. Pacific Time /4:30 p.m. Eastern Time. Analysts and investors can participate in the conference call by dialing +1 (855) 638-8858 for domestic callers and +1 (707) 294-1299 for international callers, using the conference ID# 47016109. The webcast can be accessed live on the Investor Relations page of Tobira's website, http://ir.tobiratherapeutics.com, and will be available for replay for 30 days following the call.

Analyst and Investor Day
Tobira will hold an Analyst and Investor Day in New York City on Monday, April 4, 2016 from 12:00 p.m. ET – 2:30 p.m. ET (9:00 a.m. PT – 11:30 a.m. PT). The event will provide a business overview including a review of the development-stage product pipeline. Space is limited and attendance is by invitation only. The presentations, as well as the question and answer session, will be webcast and will be accessible via the Investor Relations page of the Tobira website at http://ir.tobiratherapeutics.com.

About Cenicriviroc (CVC) and Non-alcoholic Steatohepatitis (NASH)
CVC is an oral, once-daily, potent immunomodulator that blocks two chemokine receptors, CCR2 and CCR5, which are intricately involved in the inflammatory and fibrogenic pathways in NASH that cause liver damage and often lead to cirrhosis, liver cancer or liver failure. Tobira believes this novel approach will establish CVC as both a single-agent and as a cornerstone treatment in multi-therapy regimens for NASH, for which there is currently no approved drug.

CVC is currently being evaluated in Tobira's fully enrolled global Phase 2b CENTAUR study (identifier NCT02217475) and the company expects to announce the study's primary endpoint in the third quarter of 2016. CENTAUR is comparing CVC to placebo in 289 patients with NASH and liver fibrosis. CVC has been granted Fast Track status in patients with NASH and liver fibrosis, the patient population at highest risk of progression to cirrhosis. The CENTAUR study includes surrogate endpoints identified as suitable for registrational studies in findings of an FDA-AASLD workshop reported in Hepatology. To date, approximately 600 subjects have been dosed in completed studies with CVC, including 115 HIV infected subjects on treatment for up to 48 weeks.

NASH is an emerging health crisis impacting 3% to 5% of the U.S. population and 2% to 4% globally. It is the fastest growing cause of liver cancer and liver transplant in the U.S. due to the rise in obesity. Additionally, this population is estimated to be three to five times larger than the size of the population with hepatitis C in the U.S.

About Tobira Therapeutics
Tobira is a clinical-stage biopharmaceutical company focused on the development and commercialization of novel therapies to treat liver disease, inflammation, fibrosis and HIV. Our lead product candidate, cenicriviroc (CVC), is a first-in-class immunomodulator and dual inhibitor of CCR2 and CCR5 being evaluated for the treatment of non-alcoholic steatohepatitis (NASH), primary sclerosing cholangitis (PSC), and as an adjunctive therapy to standard of care in HIV.

Tobira® is a registered trademark owned by Tobira Therapeutics, Inc.

©2016 Tobira Therapeutics, Inc. All Rights Reserved.

Forward Looking Statements
This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties including, but not limited to, the company's clinical development of cenicriviroc (CVC), the potential timing and outcomes of clinical studies of CVC undertaken now or in the future; the ability of the company to timely source adequate supply of its development products from third party manufacturers on whom the company depends; the company's limited cash reserves and its ability to obtain additional capital on acceptable terms, or at all; the company's ability to successfully progress, partner or complete further development of its programs; the uncertainties inherent in clinical testing; the timing, cost and uncertainty of obtaining regulatory approvals; the company's ability to protect the company's intellectual property; competition; changes in the regulatory landscape or the imposition of regulations that affect the company's products; and other factors listed under "Risk Factors" in the company's other filings with the Securities and Exchange Commission.

Tobira Investor & Media Contact:
Ian Clements, Ph.D.
+1 (650) 351-5013
ir@tobiratherapeutics.com

Canale Communications Media Contact:
Pam Lord
+1 (619) 849-6003
pam@canalecomm.com

TOBIRA THERAPEUTICS, INC.
CONDENSED BALANCE SHEETS
(In thousands)

	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$ 62,431	$ 6,178
Other current assets	820	1,013
Total current assets	63,251	7,191
Restricted cash	334	334
Other assets	1,884	821
Total assets	$ 65,469	$ 8,346
Liabilities, convertible preferred stock and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$ 3,089	$ 1,887
Accrued expenses and other liabilities	4,263	6,503
Convertible notes, related party	—	29,770
Other current liabilities	71	78
Total current liabilities	7,423	38,238
Term loan	15,074	14,789
Other liabilities	201	2,719
Total liabilities	22,698	55,746
Convertible preferred stock	—	61,982
Total stockholders' equity (deficit)	42,771	(109,382)
Total liabilities, convertible preferred stock and stockholders' equity (deficit)	$ 65,469	$ 8,346

TOBIRA THERAPEUTICS, INC.
CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except share and per share data)

	Year Ended December 31,		Three Months Ended December 31,
	2015	2014	2015	2014
Operating expenses
Research and development	$ 24,672	$ 12,181	$ 6,293	$ 3,907
General and administrative	10,871	7,840	2,774	5,086
Impairment of intangible assets	17,315	—	—	—
Total operating expenses	52,858	20,021	9,067	8,993
Loss from operations	(52,858)	(20,021)	(9,067)	(8,993)
Other income (expense), net
Interest expense	(3,091)	(4,989)	(320)	(1,194)
Change in fair value of preferred stock warrant liabilities	1,939	1,181	—	(227)
Loss before income tax benefit (expense)	(54,010)	(23,829)	(9,387)	(10,414)
Income tax benefit (expense)	4,393	(271)	—	—
Net loss and comprehensive loss	$ (49,617)	$(24,100)	$ (9,387)	$(10,414)
Net loss per share, basic and diluted	$ (4.08)	$ (59.72)	$ (0.50)	$ (25.81)
Weighted-average common shares outstanding, basic and diluted	12,168,354	403,539	18,812,624	403,539